Exhibit 99.1

FOR IMMEDIATE RELEASE

October 3, 2013

Contact:

John B. Woodlief

Executive Vice President

and Chief Financial Officer

704-844-3100

Harris Teeter Supermarkets’ Shareholders Approve Merger Agreement with Kroger

MATTHEWS, N.C.—October 3, 2013—Harris Teeter Supermarkets, Inc. (NYSE: HTSI) (“Harris Teeter”) today announced that Harris Teeter’s shareholders voted overwhelmingly to approve the previously announced Agreement and Plan of Merger, dated July 8, 2013 (the “Merger Agreement”), among Harris Teeter, Hornet Acquisition, Inc., and The Kroger Co. (“Kroger”). Approximately 98.6% of the votes cast at today’s special meeting were voted in favor of the Merger Agreement, representing approximately 82.5% of Harris Teeter’s outstanding common stock as of August 22, 2013, the record date for the special meeting.

Under the terms of the Merger Agreement, Harris Teeter shareholders will receive $49.38 per share in cash for each share of Harris Teeter common stock that they own. Upon closing of the transaction, Harris Teeter’s common stock will no longer be publicly traded and Harris Teeter will be a wholly-owned subsidiary of Kroger.

The transaction remains subject to customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Harris Teeter continues to expect that the transaction will close in the fourth calendar quarter of 2013.

About Harris Teeter

Harris Teeter Supermarkets, Inc. operates a leading regional supermarket chain in eight states primarily in the southeastern and mid-Atlantic United States, and the District of Columbia.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “forecast” and other similar words. These forward-looking statements are based on Harris Teeter’s current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and timing of certain events to differ materially from the information in the forward-looking statements. The following factors, among others, could cause actual results to differ from such statements: the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed merger agreement; the failure to receive, on a timely basis or otherwise, the required approvals by government or regulatory agencies; the risk that a closing condition to the proposed merger may not be satisfied; risks related to the disruption of management’s attention from Harris Teeter’s ongoing business operations due to the transaction; the effect of the announcement of the proposed merger on Harris Teeter’s relationships with its customers, suppliers and service providers; and other economic, business, competitive, and regulatory factors affecting the businesses of Harris Teeter generally, including those set forth in the filings of Harris Teeter with the SEC, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its annual reports on Form 10-K and quarterly reports on Form 10-Q, current reports on Form 8-K and other SEC filings. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. Harris Teeter assumes no obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements except as required by law.